Exhibit 10.1

AMENDMENT NO. 1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to Amended and Restated Employment Agreement (“Amendment”) is made and entered into as of December 17, 2010, by and between Autobytel Inc., a Delaware corporation (“Company”), and Jeffrey H. Coats (“Employee”).

Background

The Company and the Employee have entered into that certain Amended and Restated Employment Agreement dated as of April 3, 2009 (“Employment Agreement”).  The original term of the Employment Agreement is set to expire April 3, 2012.  The Company and Employee desire to extend the Term of the Employment Agreement and provide for other amendments to the Employment Agreement as set forth in this Amendment.

In consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

Amendments to Employment Agreement

1.1  Extension of Term.  Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Employee’s employment under this Agreement shall commence on the Effective Date and shall end on the fifth anniversary of the Effective Date, or such earlier date on which Employee’s employment terminates in accordance with this Agreement (“Term”).  The parties may extend the Term only by mutual written agreement before its expiration date.”

1.2  Temporary Housing and Relocation Allowance.  Section 4(e) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(i)           Employee shall be entitled to relocation expenses incurred in connection with Employee’s employment under this Agreement.  Such expenses include (1) a broker’s sales commission and closing costs (other than points) for either (a) Employee’s purchase of a new residence in California (or a broker commission for leasing such a residence) or (b) the sale of Employee’s residence in New Jersey; (2) shipping two automobiles from New Jersey to California; and (3) other reasonable and customary miscellaneous moving expenses, which other miscellaneous expenses shall not exceed $30,000.00.  The Company shall reimburse Employee for temporary housing for up to approximately thirteen months following the Effective Date until May 31, 2010 (“Temporary Housing Term”), such temporary housing not to exceed (i) $4,100 per month until July 31, 2009 and (ii) $5,600 per month thereafter until such temporary housing allowance ceases.  In the event Employee leases a residence in California, the

Company shall pay the amount of any reasonable and customary deposits required to be paid by the lessor upon entering into the lease.  If at the end of the Temporary Housing Term Employee continues to remain in the leased residence, Employee shall reimburse the Company for the amount of the deposits.  The reimbursements to Employee provided pursuant to this Section 4(e) of this Agreement shall be made in accordance with the processes, timing and conditions set forth in Section 4(d) of this Agreement.  Employee shall receive an additional payment to cover all federal, state or local income taxes Employee incurs as a result of any of the foregoing relocation costs paid or reimbursed by the Company.

(ii)           Effective January 1, 2011, Employee’s temporary housing allowance under Section 4(e)(i) is increased to $7,000 per month and extended through June 30, 2011 and Employee’s miscellaneous moving expense allowance under Section 4(e)(i) is increased to up to $53,000, with the additional $13,000 allowance to cover additional moving expenses for Employee’s furniture now stored in New Jersey.  The parties acknowledge that Employee’s temporary housing allowance of $5,600 per month had previously been extended through December 31, 2010, and Employee’s miscellaneous moving expense allowance had been increased from $30,000 to $40,000.”

1.3  Termination Without Cause In Connection with Change in Control.  Section 5(c) of the Employment Agreement is amended and restated in its entirety to read as follows:

“In the event of Employee’s Termination Without Cause upon or within eighteen (18) months after a Change in Control, Employee shall be entitled to (i) the Accrued Amounts; (ii) a lump sum payment, paid in cash, equal to one and seventy-two one-hundredths (1.72) times the sum of  (1) Employee’s annual Salary and (2) Employee’s target annual incentive compensation opportunity under Section 4(c), at the rate of Salary and the target annual incentive compensation opportunity in effect immediately before such termination (iii) and the Consulting Agreement, which has been executed by the Company and Employee concurrently with the execution and delivery of this Agreement, shall become effective, and (iv) for the eighteen (18) month period following Employee’s Termination Without Cause, subject to Section 5(d) of this Agreement, Benefits at the levels in effect before employment terminates, including Company-paid COBRA premiums for any insurance that is in effect for Employee and/or Employee’s dependents before termination of Employee’s employment, and that Employee elects to continue in accordance with COBRA.”

ARTICLE 2

General Provisions

2.1  Capitalized Terms.  All capitalized terms in this Amendment, to the extent not otherwise defined herein, shall have the meaning assigned to them in the Employment Agreement.

2.2  Continuing Effectiveness.  Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect and neither party by virtue of entering into this Amendment is waiving any rights it has under the Employment Agreement, and once this Amendment is executed by the parties hereto, all references in the Employment Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Employment Agreement as modified by this Amendment.

2.3  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

      Autobytel Inc.

      By: __/s/ Janet M. Thompson___________________
      Janet M. Thompson
      Chairperson of the Compensation Committee
                                      of the Board of Directors

      Employee

                           ____/s/ Jeffrey H. Coats_______________________
                             Jeffrey H. Coats